Exhibit 99.1

ULTA BEAUTY ANNOUNCES THIRD QUARTER FISCAL 2023 RESULTS

Net Sales of $2.5 Billion Compared to $2.3 Billion in the Year-Ago Quarter

Comparable Sales Increased 4.5%

Net Income of $249.5 Million or $5.07 Per Diluted Share

Bolingbrook, IL – November 30, 2023 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“third quarter”) and thirty-nine-week period (“first nine months”) ended October 28, 2023 compared to the same periods ended October 29, 2022.

	13 Weeks Ended		39 Weeks Ended
	October 28,	October 29,	October 28,	October 29,
(Dollars in millions, except per share data)	2023	2022	2023	2022
Net sales	$2,488.9	$2,338.8	$7,653.0	$6,981.8
Comparable sales	4.5%	14.6%	7.3%	15.6%
Gross profit (as a percentage of net sales)	39.9%	41.2%	39.7%	40.6%
Selling, general and administrative expenses	$661.4	$597.2	$1,874.2	$1,632.6
Operating income (as a percentage of net sales)	13.1%	15.5%	15.2%	17.1%
Diluted earnings per share	$5.07	$5.34	$17.99	$17.35
New store openings, net	12	18	19	35

“The third quarter represented another strong performance by the Ulta Beauty team, as sales, gross profit, and diluted EPS all exceeded our internal expectations. Our traffic trends remained healthy, our brand awareness increased, and we expanded our loyalty program to a record 42.2 million members,” said Dave Kimbell, chief executive officer. “As we look to the future, the outlook for the Beauty category is bright, and I am confident Ulta Beauty has the right plans in place to delight our guests this holiday season, expand our leadership position in specialty beauty retail, and deliver long-term shareholder growth.”

Third Quarter of Fiscal 2023 Compared to Third Quarter of Fiscal 2022

●	Net sales increased 6.4% to $2.5 billion compared to $2.3 billion, primarily due to increased comparable sales, strong new store performance, and strong growth in other revenue.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 4.5% compared to an increase of 14.6%, driven by a 5.9% increase in transactions and a 1.4% decrease in average ticket.
●	Gross profit increased 3.0% to $992.1 million compared to $962.8 million. As a percentage of net sales, gross profit decreased to 39.9% compared to 41.2%, primarily due to lower merchandise margin, higher inventory shrink, and higher supply chain costs, partially offset by strong growth in other revenue.
●	Selling, general and administrative (SG&A) expenses increased 10.8% to $661.4 million compared to $597.2 million. As a percentage of net sales, SG&A expenses increased to 26.6% compared to 25.5%, primarily due to higher corporate overhead due to strategic investments, higher store expenses, higher store payroll and benefits, and higher marketing expenses, partially offset by lower incentive compensation.
●	Operating income was $327.2 million, or 13.1% of net sales, compared to $361.9 million, or 15.5% of net sales.
●	Net interest income increased to $2.5 million compared to $0.8 million, due to higher average interest rates on cash balances.
●	The tax rate remained flat at 24.3%.
●	Net income was $249.5 million compared to $274.6 million.
●	Diluted earnings per share was $5.07 compared to $5.34 (which included a $0.02 benefit due to income tax accounting for stock-based compensation).

First Nine Months of Fiscal 2023 Compared to First Nine Months of Fiscal 2022

●	Net sales increased 9.6% to $7.7 billion compared to $7.0 billion, primarily due to increased comparable sales, strong new store performance, and strong growth in other revenue.
●	Comparable sales increased 7.3% compared to an increase of 15.6%, driven by an 8.7% increase in transactions and a 1.4% decrease in average ticket.
●	Gross profit increased 7.4% to $3.0 billion compared to $2.8 billion. As a percentage of net sales, gross profit decreased to 39.7% compared to 40.6%, primarily due to lower merchandise margin, higher inventory shrink, higher supply chain costs, and deleverage of salon expenses, partially offset by strong growth in other revenue and leverage of store fixed costs.
●	SG&A expenses increased 14.8% to $1.9 billion compared to $1.6 billion. As a percentage of net sales, SG&A expenses increased to 24.5% compared to 23.4%, primarily due to higher corporate overhead due to strategic investments, higher store payroll and benefits, higher marketing expenses, and higher store expenses, partially offset by lower incentive compensation.
●	Operating income was $1.16 billion, or 15.2% of net sales, compared to $1.19 billion, or 17.1% of net sales.
●	Net interest income increased to $14.3 million compared to $0.6 million, due to higher average interest rates on cash balances.
●	The tax rate decreased to 23.7% compared to 24.3%, primarily due to benefits from income tax accounting for stock-based compensation.
●	Net income was $896.6 million compared to $901.7 million.
●	Diluted earnings per share was $17.99, including a $0.14 benefit due to income tax accounting for stock-based compensation, compared to $17.35, including a $0.05 benefit due to income tax accounting for stock-based compensation.

Balance Sheet

Cash and cash equivalents at the end of the third quarter of fiscal 2023 totaled $121.8 million.

Merchandise inventories, net at the end of the third quarter of fiscal 2023 increased 9.8% to $2.3 billion compared to $2.1 billion at the end of the third quarter of fiscal 2022. The increase was primarily due to inventory to support expected demand, 31 net new stores, the new market fulfillment center in Greer, SC, new brand launches, and product cost increases.

Short-term debt at the end of the third quarter of fiscal 2023 was $195.4 million, as the Company drew on its revolving credit facility to support ongoing capital allocation priorities, including share repurchases and capital expenditures, and merchandise inventory growth.

Share Repurchase Program

During the third quarter of fiscal 2023, the Company repurchased 686,689 shares of its common stock at a cost of $281.5 million. During the first nine months of fiscal 2023, the Company repurchased 1.8 million shares of its common stock at a cost of $840.5 million. As of October 28, 2023, $259.4 million remained available under the $2.0 billion share repurchase program announced in March 2022.

Store Update

Real estate activity in the third quarter of fiscal 2023 included 12 new stores located in Antioch, TN; Baraboo, WI; Cornelius, NC; Cottage Grove, MN; El Paso, TX (2); Elizabethtown, KY; Leominster, MA; Mesa, AZ; Parrish, FL; Pell City, AL; and Rialto, CA. In addition, the Company relocated two stores and remodeled 11 stores. During the first nine months of fiscal 2023, the Company opened 20 new stores, relocated five stores, remodeled 16 stores, and closed one store.

At the end of the third quarter of fiscal 2023, the Company operated 1,374 stores totaling 14.4 million square feet.

Fiscal 2023 Outlook

The Company has updated its outlook for fiscal 2023.

	Prior FY23 Outlook	Updated FY23 Outlook
Net sales	$11.05 billion to $11.15 billion	$11.10 billion to $11.15 billion
Comparable sales	4.5% to 5.5%	5.0% to 5.5%
New stores, net	25-30	no change
Remodel and relocation projects	20-30	no change
Operating margin	14.6% to 14.8%	no change
Diluted earnings per share	$25.10 to $25.60	$25.20 to $25.60
Share repurchases	approximately $900 million	approximately $950 million
Interest income	approximately $17 million	no change
Effective tax rate	approximately 23.9%	no change
Capital expenditures	$400 million to $475 million	$400 million to $425 million
Depreciation and amortization expense	$245 million to $250 million	$240 million to $245 million

Conference Call Information

A conference call to discuss third quarter of fiscal 2023 results is scheduled for today, November 30, 2023, at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453. The conference call will also be webcast live at https://ulta.com/investor. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on December 14, 2023 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13741934.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest specialty U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates 1,374 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the Company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation, rising interest rates and recessionary concerns, as well as ongoing labor pressures, transportation and shipping cost pressures, and the COVID-19 pandemic, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the macroeconomic conditions and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (our replacement enterprise resource planning platform), and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;

●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment centers, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	changes in the good relationships we have with our brand partners and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	future epidemics, pandemics or natural disasters could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;
●	a decline in operating results may lead to asset impairment and store closure charges; and
●	other risk factors detailed in the Company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 28, 2023, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The Company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	October 28,		October 29,
	2023		2022
	(Unaudited)		(Unaudited)
Net sales	$2,488,933	100.0%	$2,338,793	100.0%
Cost of sales	1,496,866	60.1%	1,375,976	58.8%
Gross profit	992,067	39.9%	962,817	41.2%

Selling, general and administrative expenses	661,380	26.6%	597,164	25.5%
Pre-opening expenses	3,460	0.1%	3,797	0.2%
Operating income	327,227	13.1%	361,856	15.5%
Interest income, net	(2,497)	(0.1%)	(849)	(0.0%)
Income before income taxes	329,724	13.2%	362,705	15.5%
Income tax expense	80,241	3.2%	88,120	3.8%
Net income	$249,483	10.0%	$274,585	11.7%

Net income per common share:
Basic	$5.09		$5.37
Diluted	$5.07		$5.34

Weighted average common shares outstanding:
Basic	49,007		51,131
Diluted	49,226		51,418

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	39 Weeks Ended
	October 28,		October 29,
	2023		2022
	(Unaudited)		(Unaudited)
Net sales	$7,653,005	100.0%	$6,981,807	100.0%
Cost of sales	4,612,469	60.3%	4,149,800	59.4%
Gross profit	3,040,536	39.7%	2,832,007	40.6%

Selling, general and administrative expenses	1,874,201	24.5%	1,632,593	23.4%
Pre-opening expenses	5,396	0.1%	8,422	0.1%
Operating income	1,160,939	15.2%	1,190,992	17.1%
Interest income, net	(14,294)	(0.2%)	(556)	(0.0%)
Income before income taxes	1,175,233	15.4%	1,191,548	17.1%
Income tax expense	278,597	3.6%	289,891	4.2%
Net income	$896,636	11.7%	$901,657	12.9%

Net income per common share:
Basic	$18.08		$17.45
Diluted	$17.99		$17.35

Weighted average common shares outstanding:
Basic	49,592		51,663
Diluted	49,846		51,962

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 28,	January 28,	October 29,
	2023	2023	2022
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$121,811	$737,877	$250,628
Receivables, net	202,868	199,422	200,304
Merchandise inventories, net	2,321,306	1,603,451	2,114,669
Prepaid expenses and other current assets	117,282	130,246	137,642
Prepaid income taxes	28,773	38,308	42,572
Total current assets	2,792,040	2,709,304	2,745,815

Property and equipment, net	1,117,874	1,009,273	967,039
Operating lease assets	1,578,316	1,561,263	1,556,940
Goodwill	10,870	10,870	10,870
Other intangible assets, net	591	1,312	844
Deferred compensation plan assets	38,371	35,382	31,529
Other long-term assets	56,946	43,007	18,512
Total assets	$5,595,008	$5,370,411	$5,331,549

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$597,373	$559,527	$647,117
Accrued liabilities	405,443	444,278	462,773
Deferred revenue	350,937	394,677	312,132
Current operating lease liabilities	287,786	283,293	275,749
Short-term debt	195,400	—	—
Total current liabilities	1,836,939	1,681,775	1,697,771

Non-current operating lease liabilities	1,616,747	1,619,883	1,621,252
Deferred income taxes	56,874	55,346	38,627
Other long-term liabilities	55,906	53,596	51,644
Total liabilities	3,566,466	3,410,600	3,409,294

Commitments and contingencies

Total stockholders’ equity	2,028,542	1,959,811	1,922,255
Total liabilities and stockholders’ equity	$5,595,008	$5,370,411	$5,331,549

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	October 28,	October 29,
	2023	2022
	(Unaudited)	(Unaudited)
Operating activities
Net income	$896,636	$901,657
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	181,273	182,182
Non-cash lease expense	232,772	222,548
Deferred income taxes	1,528	(1,066)
Stock-based compensation expense	33,477	32,554
Loss on disposal of property and equipment	6,310	3,892
Change in operating assets and liabilities:
Receivables	(3,446)	33,378
Merchandise inventories	(717,855)	(615,451)
Prepaid expenses and other current assets	12,964	(26,828)
Income taxes	9,535	(49,446)
Accounts payable	41,817	94,214
Accrued liabilities	(34,955)	64,164
Deferred revenue	(43,740)	(41,447)
Operating lease liabilities	(248,469)	(246,988)
Other assets and liabilities	(9,836)	20,063
Net cash provided by operating activities	358,011	573,426

Investing activities
Capital expenditures	(311,030)	(203,961)
Other investments	(4,870)	(3,068)
Net cash used in investing activities	(315,900)	(207,029)

Financing activities
Borrowings from credit facility	195,400	—
Repurchase of common shares	(840,551)	(571,908)
Stock options exercised	9,302	31,319
Purchase of treasury shares	(22,328)	(6,740)
Net cash used in financing activities	(658,177)	(547,329)

Net decrease in cash and cash equivalents	(616,066)	(180,932)
Cash and cash equivalents at beginning of period	737,877	431,560
Cash and cash equivalents at end of period	$121,811	$250,628

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2023	quarter	quarter	quarter	end of the quarter
1st Quarter	1,355	5	1	1,359
2nd Quarter	1,359	3	0	1,362
3rd Quarter	1,362	12	0	1,374

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2023	the quarter	quarter	during the quarter	quarter
1st Quarter	14,200,403	54,495	9,984	14,244,914
2nd Quarter	14,244,914	27,530	0	14,272,444
3rd Quarter	14,272,444	133,421	0	14,405,865

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	October 28,	October 29,
	2023	2022
Cosmetics	42%	44%
Haircare products and styling tools	19%	21%
Skincare	19%	16%
Fragrance and bath	13%	12%
Services	4%	4%
Accessories and other	3%	3%
	100%	100%

	39 Weeks Ended
	October 28,	October 29,
	2023	2022
Cosmetics	42%	43%
Haircare products and styling tools	20%	21%
Skincare	19%	17%
Fragrance and bath	12%	12%
Services	4%	4%
Accessories and other	3%	3%
	100%	100%